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                  GENWORTH LIFE AND ANNUITY INSURANCE COMPANY
                    EARNINGS PROTECTOR DEATH BENEFIT RIDER

This rider provides for an optional death benefit, which is added to the Death Benefit payable under your Contract.

Earnings Protector Death Benefit

Earnings Protector Death Benefit if all Annuitant(s) are age 70 or younger at issue: The Earnings Protector Death Benefit is equal to 40% of earnings defined as (a) minus (b), where:

     (a) is the Contract Value as of the first Valuation Day as of which we have receipt of due proof of death and all required forms at our Home Office; and

     (b) is the sum of premiums paid and not previously withdrawn.

The Earnings Protector Death Benefit cannot exceed 70% of premiums paid as adjusted for withdrawals. Premiums, other than the initial premium, paid within 12 months of death are not included in this calculation. The Earnings Protector Death Benefit will never be less than zero.

Earnings Protector Death Benefit if any Annuitant(s) is older than age 70 at issue: The Earnings Protector Death Benefit is equal to 25% of earnings defined as (a) minus (b), where:

     (a) is the Contract Value as of the first Valuation Day as of which we have receipt of due proof of death and all required forms at our Home Office; and

     (b) is the sum of premiums paid and not previously withdrawn.

The Earnings Protector Death Benefit cannot exceed 40% of premiums paid as adjusted for withdrawals. Premiums, other than the initial premium, paid within 12 months of death are not included in this calculation. The Earnings Protector Death Benefit will never be less than zero.

Under both age scenarios listed above, withdrawals are considered to have been taken first from gain and then from premiums paid. For purposes of this rider, gain is calculated as (a) plus (b) minus (c) minus (d), but not less than zero where:

     (a) is the Contract Value on the Valuation Date we receive your withdrawal request and all required forms at our Home Office;

     (b) is the total of any withdrawals, excluding surrender charges, previously taken;

     (c) is the total of premiums paid; and

     (d) is the total of any gain previously withdrawn.

When the Earnings Protector Death Benefit will be calculated: The Earnings Protector Death Benefit will be calculated as of the first Valuation Day as of which we have receipt of due proof of death and all required forms at our Home Office.

Rider Charge

There will be a charge made for this rider while it is in effect. This charge is made in arrears at the beginning of each Contract year after the first, and at surrender. The charge is made against the Contract Value. The maximum charge will be the rate shown on the Contract data pages times the Contract Value at the time of deduction. The actual charge will never be greater than the maximum annual charge. The charge at surrender will be a proportional share of the annual charge.

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This annual charge will be deducted proportionally from the Subaccounts in which you are invested. If the assets in the Subaccounts are insufficient to cover the annual charge, then the excess of the charges over the assets in the Separate Account will then be deducted from the assets in the Guarantee
Account. Deductions from the Guarantee Account will be taken first from the amounts which have been in the Guarantee Account for the longest period of time.

When this Rider is Effective

This rider becomes effective on the Contract Date unless another effective date is shown on the Contract data pages. If will remain in effect while this Contract is in force and before Income Payments begin. This rider may not be terminated prior to the Annuity Commencement Date. On the Annuity Commencement Date, this rider and its corresponding charge will terminate. If the Contract is terminated and later reinstated, this rider cannot be reinstated without our approval.

Change of Ownership

In the event that the underlying Contract is assigned or sold, unless under a court ordered assignment, this rider will terminate on such date of sale or assignment.

Issue Age

This rider is only available if all Annuitants are age 75 or younger on the Contract Date.

Spousal Continuation

If the spouse of the deceased elects to continue the Contract as provided under the terms of the Contract, this rider is automatically continued provided that the spouse's attained age on the election date is age 75 or younger. All references at age at issue will mean age on the date of election to continue the Contract. For purposes of spousal continuation, all references to "sum of premiums paid", "premiums paid" and "total of premiums paid" will mean the Contract Value on the same Valuation Day after all benefits are paid under the Contract and any riders due to the death of the first Annuitant.

For Genworth Life and Annuity Insurance Company,

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